FREIT Announces Fourth Quarter 2024 Results

HACKENSACK, NJ, January 29, 2025 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT” or the “Company”) reported its operating results for the fiscal quarter ended October 31, 2024. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended		For the Twelve Months Ended
	October 31,		October 31,
	2024	2023	2024	2023

GAAP Earnings Per Share - Basic and Diluted	$0.15	$0.09	$2.13	$0.10
AFFO Per Share - Basic and Diluted	$0.05	$0.17	$0.47	$0.57
Dividends Per Share	$0.70	$0.05	$0.85	$0.45

Total Average Residential Occupancy	95.9%	95.9%	96.1%	96.8%
Total Average Commercial Occupancy	51.0%	61.3%	50.9%	64.4%

“We are pleased that over this past fiscal year FREIT witnessed a favorable settlement of its years-long litigation with the Sinatra Properties, LLC and the Kushner Companies, LLC,” said Robert Hekemian, Jr., CEO of FREIT. “The litigation, as you may recall, involved a dispute revolving around a Purchase and Sale Agreement entered into in 2020. This settlement now allows FREIT to move forward toward its goals unimpeded.” Mr. Hekemian also stated that he is “very pleased about the continuing increasing cash flow being generated by our residential properties.”

Results for the Quarter

Total real estate revenue increased 1.5% to approximately $7,257,000 for the fiscal quarter ended October 31, 2024 as compared to approximately $7,153,000 for the prior year’s comparable period. The increase in revenue was primarily driven by an increase from the residential segment of approximately $327,000 attributed to an increase in base rents across most properties while the average occupancy rate remained at 95.9% offset by a decrease from the commercial segment of approximately $223,000 primarily driven by a decline in revenue at the Westwood Plaza Shopping Center resulting from Kmart vacating its space in October 2023.

Net income attributable to common equity (“Net Income”) was approximately $1,040,000 or $0.15 per share basic and diluted for the fiscal quarter ended October 31, 2024 as compared to approximately $656,000 or $0.09 per share basic and diluted for the prior year’s comparable period. The change in Net Income was primarily driven by a decline in general and administrative expenses (“G&A”) of approximately $215,000 attributed to litigation costs incurred in the prior year’s comparable period and an increase in investment income of approximately $147,000 due to higher interest rates in the current year’s period.

(Refer to “Table of Revenue & Net Income Components”)

Results for Twelve Months

Total real estate revenue increased 1.2% to approximately $28,678,000 for the twelve months ended October 31, 2024 as compared to approximately $28,344,000 for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the residential segment of approximately $1,246,000 driven by an increase in base rents across most properties while the average occupancy rate declined to 96.1% from 96.8% in the prior year’s comparable period. The increase in the residential segment was offset by a decrease from the commercial segment of approximately $912,000 primarily driven by a decline in revenue of approximately $1,100,000 at the Westwood Plaza Shopping Center resulting from Kmart vacating its space in October 2023 offset by an increase in revenue of approximately $100,000 attributed to the increase in occupancy at the Franklin Crossing Shopping Center to 97.2% from 94.8% in the prior year’s comparable period and an increase in revenue of approximately $100,000 attributed to a lease termination fee received from European Wax at the Wayne Preakness Shopping Center in the current year’s period.

Net Income was approximately $15,852,000 or $2.13 per share basic and diluted for the twelve months ended October 31, 2024 as compared to approximately $760,000 or $0.10 per share basic and diluted for the prior year’s comparable period. The change in Net Income was primarily driven by the litigation settlement, net of fees, of approximately $15,673,000 (FREIT’s share is approximately $14,099,000) in the current year’s period, a decline in loss on sale of the Maryland properties of approximately $647,000 (FREIT’s share is approximately $349,000) and an increase in investment income of approximately $547,000 due to higher interest rates in the current year’s period.

(Refer to “Table of Revenue & Net Income Components”)

Table of Revenue & Net Income Components

	For the Fiscal Quarter Ended October 31,			For the Twelve Months Ended October 31,
	2024	2023	Change	2024	2023	Change
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$1,944	$2,167	$(223)	$7,777	$8,689	$(912)
Residential properties	5,313	4,986	327	20,901	19,655	1,246
Total real estate revenues	7,257	7,153	104	28,678	28,344	334

Operating expenses:
Real estate operating expenses	3,377	3,446	(69)	13,745	13,754	(9)
General and administrative expenses	667	882	(215)	4,419	4,243	176
Depreciation	732	746	(14)	2,981	2,944	37
Total operating expenses	4,776	5,074	(298)	21,145	20,941	204

Financing costs	(1,844)	(1,859)	15	(7,307)	(7,717)	410

Investment income	478	331	147	1,560	1,013	547

Litigation settlement, net of fees	(38)	—	(38)	15,673	—	15,673

Loss on investment in tenancy-in-common	(27)	(40)	13	(170)	(271)	101

Net loss on sale of Maryland properties	(185)	—	(185)	(356)	(1,003)	647

Net income (loss)	865	511	354	16,933	(575)	17,508

Net loss (income) attributable to noncontrolling interests in subsidiaries	175	145	30	(1,081)	1,335	(2,416)

Net income attributable to common equity	$1,040	$656	$384	$15,852	$760	$15,092

Earnings per share:
Basic and diluted	$0.15	$0.09	$0.06	$2.13	$0.10	$2.03

Weighted average shares outstanding:
Basic	7,459	7,450		7,455	7,441
Diluted	7,462	7,453		7,459	7,447

Segment Property Net Operating Income (“NOI”)

NOI for the residential properties increased modestly to approximately $3,067,000 and $11,982,000 for the fiscal quarter and twelve months ended October 31, 2024, respectively, from approximately $2,838,000 and 10,981,000 for the prior year’s comparable periods, respectively. NOI for the commercial properties decreased to approximately $842,000 and $3,069,000 for the fiscal quarter and twelve months ended October 31, 2024, respectively, from approximately $879,000 and $3,709,000 for the prior year’s comparable periods, respectively.

Financing Update

On December 15, 2024, the mortgage secured by an apartment building located in Middletown, New York came due. Effective December 15, 2024, FREIT entered into a loan extension and modification agreement with the current lender of this loan, Provident Bank, with a then outstanding balance of approximately $13.9 million. Under the terms and conditions of this loan extension and modification, the maturity date of this loan is extended for three years to December 15, 2027, requires monthly installments of principal and interest of approximately $84,521 and is based on a fixed interest rate of 6.05%.

Dividend

On October 28, 2024, the Board of Directors of FREIT declared a dividend in the fourth quarter of Fiscal 2024 of $0.12 per share on the common stock of FREIT based on FREIT’s operating results for the full fiscal year. Additionally, the Board of Directors declared a special dividend from cash reserves on the common stock of FREIT of $0.58 per share. The total dividend of $0.70 per share on the common stock of FREIT was paid on December 13, 2024 to holders of record of said shares at the close of business on November 29, 2024. This brings total dividends declared for Fiscal 2024 to $0.85 per share on the common stock of FREIT. The Board of Directors will continue to evaluate the dividend on a quarterly basis and there can be no assurance that dividends will be declared for any future period. In addition, the amount of the dividend declared on October 28, 2024 is not necessarily indicative of the amount of any dividends that may be declared in the future.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt/capital gain sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended October 31,		For the Twelve Months Ended October 31,
	2024	2023	2024		2023
	(In Thousands Except Per Share Amounts)		(In Thousands Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income (loss)	$865	$511	$16,933		$(575)
Depreciation of consolidated properties	732	746	2,981		2,944
Amortization of deferred leasing costs	33	36	123		103
Distributions to non-controlling interests	(1,200)	(240)	(1,620	)(b)	(240	)(c)
Litigation settlement, net of fees	38	—	(15,673)		—
Net loss on sale of Maryland properties	185	—	356		1,003
Adjustment to loss on investment in tenancy-in-common for depreciation	365	363	1,453		1,438
FFO	$1,018	$1,416	$4,553		$4,673

Per Share - Basic and Diluted	$0.14	$0.19	$0.61		$0.63

(a) As prescribed by NAREIT.
(b) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $0.6 million related to the sale of the Rotunda property (Maryland property).
(c) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $3.3 million related to the sale of the Damascus and Rotunda properties (Maryland properties).

Adjusted Funds From Operations ("AFFO")

FFO	$1,018	$1,416	$4,553		$4,673
Deferred rents (Straight lining)	30	9	118		100
Capital Improvements - Apartments	(671)	(125)	(1,154)		(532)
AFFO	$377	$1,300	$3,517		$4,241

Per Share - Basic and Diluted	$0.05	$0.17	$0.47		$0.57
Weighted Average Shares Outstanding:
Basic	7,459	7,450	7,455		7,441
Diluted	7,462	7,453	7,459		7,447

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Investor Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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